FOR IMMEDIATE RELEASE

CONTACT:

MEDIA:	ANALYSTS:
Brandon Davis, 312-822-5885	James Anderson, 312-822-7757
CNA FINANCIAL ANNOUNCES THIRD QUARTER 2019 RESULTS

•	Q3 NET INCOME OF $107M, $0.39 PER SHARE, INCLUDES LTC GPV CHARGE OF $170M AND LTC CLAIM RESERVE RELEASE OF $44M

•	Q3 CORE INCOME OF $102M, $0.37 PER SHARE, INCLUDES LTC GPV CHARGE OF $170M AND LTC CLAIM RESERVE RELEASE OF $44M

•	Q3 P&C UNDERLYING COMBINED RATIO OF 94.6%

•	Q3 P&C UNDERLYING LOSS RATIO OF 61.7%, EXPENSE RATIO OF 32.5%

•	P&C NET WRITTEN PREMIUM GROWTH OF 8%

•	QUARTERLY DIVIDEND OF $0.35 PER SHARE
CHICAGO, October 28, 2019 --- CNA Financial Corporation (NYSE: CNA) today announced third quarter 2019 net income of $107 million, or $0.39 per share, and core income of $102 million, or $0.37 per share. Net income for the nine months ended September 30, 2019 was $727 million, or $2.67 per share, and core income was $714 million, or $2.62 per share. Property & Casualty Operations combined ratio for the third quarter was 97.6% and the underlying combined ratio was 94.6%. Net investment income, after tax, was $399 million for the third quarter of 2019, including $13 million from limited partnership and common stock investments.
Property & Casualty segments, excluding third party captives, generated gross written premium growth of 9% and net written premium growth of 8% for the third quarter of 2019.
Core loss for the third quarter of 2019 for our Life & Group segment was $(122) million. Life & Group results include a $170 million after-tax charge related to unlocking active life reserves to recognize a premium deficiency as a result of the gross premium valuation (GPV) completed in the quarter and a $44 million after-tax reduction in claim reserves resulting from the annual claim experience study. Core loss for our Corporate & Other segment was $(17) million.
CNA Financial declared a quarterly dividend of $0.35 per share, payable December 2, 2019 to stockholders of record on November 11, 2019.

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
($ millions, except per share data)	2019	2018	2019	2018
Net income	$107	$336	$727	$897
Core income (a)	102	317	714	868

Net income per diluted share	$0.39	$1.23	$2.67	$3.29
Core income per diluted share	0.37	1.17	2.62	3.19

	September 30, 2019	December 31, 2018
Book value per share	$44.66	$41.32
Book value per share excluding AOCI	44.14	44.55

(a)
Management utilizes the core income (loss) financial measure to monitor the Company's operations. Please refer herein to the Reconciliation of GAAP Measures to Non-GAAP Measures section of this press release for further discussion of this non-GAAP measure.

“Our third quarter results reflect the ongoing strength of our P&C business, which delivered an underlying combined ratio of 94.6%, net written premium growth of 8% and rate increases of 6%,” said Dino E. Robusto, Chairman & Chief Executive Officer of CNA Financial Corporation.  “In addition, the changes made to our Long Term Care assumptions as a part of our annual reserve review reflect our continued prudent management of this runoff portfolio.”

Property & Casualty Operations

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
($ millions)	2019	2018	2019	2018
Gross written premiums ex. 3rd party captives	$1,856	$1,701	$5,843	$5,497
GWP ex. 3rd party captives change (% year over year)	9%		6%
Net written premiums	$1,708	$1,581	$5,388	$5,163
NWP change (% year over year)	8%		4%
Net investment income	$274	$282	$937	$869
Core income	241	305	853	951

Loss ratio excluding catastrophes and development	61.7%	61.1%	61.1%	60.8%
Effect of catastrophe impacts	1.8	2.6	2.5	2.1
Effect of development-related items	1.2	(3.2)	(0.2)	(2.8)
Loss ratio	64.7%	60.5%	63.4%	60.1%

Expense ratio	32.5%	33.3%	33.3%	33.2%

Combined ratio	97.6%	94.2%	97.1%	93.7%
Combined ratio excluding catastrophes and development	94.6%	94.8%	94.8%	94.4%

•
The combined ratio excluding catastrophes and development improved 0.2 points for the third quarter of 2019 as compared with the prior year quarter. The expense ratio improved 0.8 points driven by a favorable acquisition ratio in the current quarter. This was partially offset by a 0.6 point increase in the underlying loss ratio.

•
The combined ratio increased 3.4 points for the third quarter of 2019 as compared with the prior year quarter. Net catastrophe losses were $32 million, or 1.8 points of the loss ratio in the quarter compared with $46 million, or 2.6 points of the loss ratio, for the prior year quarter. Unfavorable net prior period development increased the loss ratio by 1.2 points in the quarter driven by legacy reserves within Commercial compared with 3.2 points of favorable development decreasing the loss ratio in the prior year quarter.

•	Net written premiums grew 8% as compared with the prior year quarter. U.S. P&C segments net written premiums grew 9%.

Business Operating Highlights
Specialty

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
($ millions)	2019	2018	2019	2018
Gross written premiums ex. 3rd party captives	$778	$714	$2,263	$2,130
GWP ex. 3rd party captives change (% year over year)	9%		6%
Net written premiums	$732	$688	$2,143	$2,062
NWP change (% year over year)	6%		4%
Core income	$153	$177	$483	$531

Loss ratio excluding catastrophes and development	60.1%	59.8%	60.2%	60.2%
Effect of catastrophe impacts	0.5	2.4	0.8	1.1
Effect of development-related items	(2.8)	(7.7)	(2.9)	(6.2)
Loss ratio	57.8%	54.5%	58.1%	55.1%

Expense ratio	31.8%	32.3%	32.6%	31.8%

Combined ratio	89.8%	87.0%	90.9%	87.1%
Combined ratio excluding catastrophes and development	92.1%	92.3%	93.0%	92.2%

•
The combined ratio excluding catastrophes and development improved 0.2 points for the third quarter of 2019 as compared with the prior year quarter. The expense ratio improved 0.5 points driven by a favorable acquisition ratio in the current quarter. This was partially offset by a 0.3 point increase in the underlying loss ratio.

•
The combined ratio increased 2.8 points for the third quarter of 2019 as compared with the prior year quarter. Net catastrophe losses were $3 million, or 0.5 points of the loss ratio compared with $16 million, or 2.4 points of the loss ratio, for the prior year quarter. Favorable net prior period development improved the loss ratio by 2.8 points in the quarter compared with a 7.7 point improvement in the prior year quarter.

•	Net written premiums for Specialty grew 6% for the third quarter of 2019 as compared with the prior year quarter driven by strong retention and favorable rate.

Commercial

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
($ millions)	2019	2018	2019	2018
Gross written premiums ex. 3rd party captives	$852	$756	$2,742	$2,483
GWP ex. 3rd party captives change (% year over year)	13%		10%
Net written premiums	$775	$697	$2,536	$2,339
NWP change (% year over year)	11%		8%
Core income	$97	$127	$356	$403

Loss ratio excluding catastrophes and development	61.5%	60.4%	61.8%	60.4%
Effect of catastrophe impacts	3.0	3.1	4.3	3.1
Effect of development-related items	4.8	—	1.5	(0.5)
Loss ratio	69.3%	63.5%	67.6%	63.0%

Expense ratio	31.7%	33.2%	32.7%	33.3%

Combined ratio	101.6%	97.4%	100.9%	97.0%
Combined ratio excluding catastrophes and development	93.8%	94.3%	95.1%	94.4%

•
The combined ratio excluding catastrophes and development improved 0.5 points for the third quarter of 2019 as compared with the prior year quarter. The expense ratio improved 1.5 points driven by a favorable acquisition ratio in the current quarter. This was partially offset by a 1.1 point increase in the underlying loss ratio.

•
The combined ratio increased 4.2 points for the third quarter of 2019 as compared with the prior year quarter. Net catastrophe losses were $25 million, or 3.0 points of the loss ratio compared with $25 million, or 3.1 points of the loss ratio, for the prior year quarter. Unfavorable net prior period development increased the loss ratio by 4.8 points in the quarter driven by legacy reserves from accident years 2009 and prior compared with no net prior year development effect in the prior year quarter.

•	Net written premiums for Commercial grew 11% for the third quarter of 2019 as compared with the prior year quarter driven by higher new business and favorable rate.

International

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
($ millions)	2019	2018	2019	2018
Gross written premiums	$226	$230	$837	$884
GWP change (% year over year)	(2)%		(5)%
Net written premiums	$201	$196	$709	$762
NWP change (% year over year)	3%		(7)%
Core income (loss)	$(9)	$1	$14	$17

Loss ratio excluding catastrophes and development	67.3%	66.3%	61.4%	64.1%
Effect of catastrophe impacts	1.7	2.1	1.4	1.5
Effect of development-related items	0.4	(0.8)	1.9	(0.6)
Loss ratio	69.4%	67.6%	64.7%	65.0%

Expense ratio	38.0%	36.3%	37.5%	36.8%

Combined ratio	107.4%	103.9%	102.2%	101.8%
Combined ratio excluding catastrophes and development	105.3%	102.6%	98.9%	100.9%

•
The combined ratio excluding catastrophes and development increased 2.7 points for the third quarter of 2019 as compared with the prior year quarter driven by a 1.7 point increase in the expense ratio and a 1.0 point increase in the underlying loss ratio.

•
The combined ratio increased 3.5 points for the third quarter of 2019 as compared with the prior year quarter. Net catastrophe losses were $4 million, or 1.7 points of the loss ratio compared with $5 million, or 2.1 points for the prior year quarter. Unfavorable net prior period development increased the loss ratio by 0.4 points in the quarter compared with 0.8 points of favorable development decreasing the loss ratio in the prior year quarter.

•
Excluding currency fluctuations, net written premiums for International increased 5% for the third quarter of 2019 as compared with the prior year quarter driven by a change in the timing of ceded reinsurance contract renewals.

Life & Group

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
($ millions)	2019	2018	2019	2018
Net investment income	$207	$200	$616	$598
Total operating revenues	336	332	1,006	996
Core (loss) income	(122)	32	(105)	36
Core results decreased $154 million for the third quarter of 2019 as compared with the prior year quarter. The decrease was driven by a $170 million charge related to recognition of an active life reserve premium deficiency primarily driven by lower discount rate assumptions partially offset by a $44 million reduction in long term care claim reserves resulting from the annual claim experience study. The prior year quarter included a $24 million reduction in long term care claims reserves resulting from the 2018 annual claim experience study.
Corporate & Other

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
($ millions)	2019	2018	2019	2018
Net investment income	$6	$5	$20	$16
Interest expense	31	33	99	101
Core loss	(17)	(20)	(34)	(119)
Core loss of $(17) million improved $3 million for the third quarter of 2019 as compared with the prior year quarter. The prior period included $4 million of non-recurring costs associated with the transition to a new IT infrastructure service provider.
Net Investment Income

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
	2019	2018	2019	2018
Pretax net investment income	$487	487	$1,573	$1,483
Net investment income, after tax	399	400	1,284	1,221
Net investment income, after tax, decreased $1 million for the third quarter of 2019 as compared with the prior year quarter.

About the Company
CNA is one of the largest U.S. commercial property and casualty insurance companies. CNA provides a broad range of standard and specialized property and casualty insurance products and services for businesses and professionals in the U.S., Canada and Europe, backed by more than 120 years of experience and approximately $45 billion of assets.  For more information, please visit CNA at www.cna.com.
Conference Call and Webcast/Presentation Information
A conference call for investors and the professional investment community will be held at 9:00 a.m. (CT) today. On the conference call will be Dino E. Robusto, Chairman and Chief Executive Officer of CNA Financial Corporation, James M. Anderson, Executive Vice President and Chief Financial Officer of CNA Financial Corporation and other members of senior management. Participants can access the call by dialing (800) 289-0571, or for international callers, +1 (720) 543-0206. The call will also be broadcast live on the internet and may be accessed from the Investor Relations page of the CNA website (www.cna.com). A presentation will be posted and available on the CNA website and will provide additional insight into the results.
The call is available to the media, but questions will be restricted to investors and the professional investment community. An online replay will be available on CNA's website following the call. Financial supplement information related to the results is available on the investor relations pages of the CNA website or by contacting investor.relations@cna.com.
Definition of Reported Segments

•
Specialty provides management and professional liability and other coverages through property and casualty products and services using a network of brokers, independent agencies and managing general underwriters.

•	Commercial works with a network of brokers and independent agents to market a broad range of property and casualty insurance products and services to small, middle-market and large businesses.

•
International underwrites property and casualty coverages on a global basis through its U.K.-based insurance company, a branch operation in Canada as well as through its presence at Lloyd’s of London (Hardy).

•	Life & Group primarily includes the results of the individual and group long term care businesses that are in run-off.

•
Corporate & Other primarily includes certain corporate expenses, including interest on corporate debt, and the results of certain property and casualty business in run-off, including CNA Re and asbestos and environmental pollution.

Financial Measures
Management utilizes the following metrics in their evaluation of the Property & Casualty Operations. These ratios are calculated using financial results prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

•	Loss ratio is the percentage of net incurred claim and claim adjustment expenses to net earned premiums.

•	Underlying loss ratio represents the loss ratio excluding catastrophes and development.

•	Expense ratio is the percentage of insurance underwriting and acquisition expenses, including the amortization of deferred acquisition costs, to net earned premiums.

•	Dividend ratio is the ratio of policyholders' dividends incurred to net earned premiums.

•	Combined ratio is the sum of the loss, expense and dividend ratios.

•	Underlying combined ratio is the sum of the underlying loss, expense and dividend ratios.

•	Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes.

•
Rate represents the average change in price on policies that renew excluding exposure change. For certain products within Small Business, where quantifiable, rate includes the influence of new business as well.

•	Retention represents the percentage of premium dollars renewed in comparison to the expiring premium dollars from policies available to renew.

•	New business represents premiums from policies written with new customers and additional policies written with existing customers.
Gross written premiums ex. 3rd party captives excludes business which is mostly ceded to third party captives, including business related to large warranty programs.
The Company's investment portfolio is monitored by management through analysis of various factors including unrealized gains and losses on securities, portfolio duration and exposure to market and credit risk.

Reconciliation of GAAP Measures to Non-GAAP Measures
This press release also contains financial measures that are not in accordance with GAAP.  Management utilizes these financial measures to monitor the Company's insurance operations and investment portfolio. The Company believes the presentation of these measures provides investors with a better understanding of the significant factors that comprise the Company's operating performance. Reconciliations of these measures to the most comparable GAAP measures follow below.
Reconciliation of Net Income to Core Income
Core income (loss) is calculated by excluding from net income (loss) the after-tax effects of i) net investment gains or losses, ii) income or loss from discontinued operations, iii) any cumulative effects of changes in accounting guidance and iv) deferred tax asset and liability remeasurement as a result of an enacted U.S. Federal tax rate change. The calculation of core income (loss) excludes net investment gains or losses because net investment gains or losses are generally driven by economic factors that are not necessarily consistent with key drivers of underwriting performance, and are therefore not considered an indication of trends in insurance operations. Management monitors core income (loss) for each business segment to assess segment performance. Presentation of consolidated core income (loss) is deemed to be a non-GAAP financial measure.

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
($ millions)	2019	2018	2019	2018
Net income	$107	$336	$727	$897
Less: Net investment gains	5	13	13	23
Less: Net deferred tax asset remeasurement	—	6	—	6
Core income	$102	$317	$714	$868
Reconciliation of Net Income per Diluted Share to Core Income per Diluted Share
Core income (loss) per diluted share provides management and investors with a valuable measure of the Company's operating performance for the same reasons applicable to its underlying measure, core income (loss). Core income (loss) per diluted share is core income (loss) on a per diluted share basis.

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
	2019	2018	2019	2018
Net income per diluted share	$0.39	$1.23	$2.67	$3.29
Less: Net investment gains	0.02	0.04	0.05	0.08
Less: Net deferred tax asset remeasurement	—	0.02	—	0.02
Core income per diluted share	$0.37	$1.17	$2.62	$3.19
Reconciliation of Book Value per Share to Book Value per Share Excluding AOCI
Book value per share excluding AOCI allows management and investors to analyze the amount of the Company's net worth primarily attributable to the Company's business operations. The Company believes this measurement is useful as it reduces the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.

	September 30, 2019	December 31, 2018
Book value per share	$44.66	$41.32
Less: Per share impact of AOCI	0.52	(3.23)
Book value per share excluding AOCI	$44.14	$44.55

Calculation of Return on Equity and Core Return on Equity
Core return on equity provides management and investors with a measure of how effectively the Company is investing the portion of the Company's net worth that is primarily attributable to its business operations.

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
($ millions)	2019	2018	2019	2018
Annualized net income	$428	$1,343	$970	$1,196
Average stockholders' equity including AOCI (a)	12,105	11,463	11,670	11,877
Return on equity	3.5%	11.7%	8.3%	10.1%

Annualized core income	$406	$1,270	$952	$1,158
Average stockholders' equity excluding AOCI (a)	11,975	12,143	12,039	12,239
Core return on equity	3.4%	10.5%	7.9%	9.5%

(a)	Average stockholders' equity is calculated using a simple average of the beginning and ending balances for the period.
For additional information, please refer to CNA's most recent 10-K on file with the Securities and Exchange Commission, as well as the financial supplement, available at www.cna.com.
Forward-Looking Statements
This press release includes statements that relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates” and similar expressions. Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected. Many of these risks and uncertainties cannot be controlled by CNA. For a detailed description of these risks and uncertainties please refer to CNA’s filings with the Securities and Exchange Commission, available at www.cna.com.
Any forward-looking statements made in this press release are made by CNA as of the date of this press release. Further, CNA does not have any obligation to update or revise any forward-looking statement contained in this press release, even if CNA’s expectations or any related events, conditions or circumstances change.
Any descriptions of coverage under CNA policies or programs in this press release are provided for convenience only and are not to be relied upon with respect to questions of coverage, exclusions or limitations. With regard to all such matters, the terms and provisions of relevant insurance policies are primary and controlling. In addition, please note that all coverages may not be available in all states.
“CNA" is a registered trademark of CNA Financial Corporation. Certain CNA Financial Corporation subsidiaries use the "CNA" trademark in connection with insurance underwriting and claims activities. Copyright © 2019 CNA. All rights reserved.
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